Exhibit 2.5

Execution Version

EQUITY PURCHASE AGREEMENT

between

CARLISLE ASIA PACIFIC LIMITED

and

CTP TRANSPORTATION PRODUCTS, LLC

dated as of

October 20, 2013

i

ii

INDEX TO EXHIBITS

Exhibit A	–	Form of Short Form Purchase and Sale Agreement
Schedule 1	–	Organization, Authority, Qualification and Solvency of Carlisle Meizhou

iii

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of October 20, 2013, is entered into between Carlisle Asia Pacific Limited, a corporation existing under the laws of Hong Kong S.A.R., the People’s Republic of China (“Meizhou Seller”), and CTP Transportation Products, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Carlisle Companies Incorporated, a Delaware corporation (the “Company”) and Buyer have simultaneously herewith entered into that certain Master Transaction Agreement (the “MTA”), which contemplates entry into four purchase agreements between Buyer and the appropriate Subsidiary of the Company, including this Agreement, to effect the sale of the Company’s Transportation Products Business to Buyer;

WHEREAS, Meizhou Seller is an indirect, wholly owned Subsidiary of the Company and is engaged in the Transportation Products Business;

WHEREAS, Meizhou Seller owns all of the equity interest (the “Meizhou Equity Interest”) in Carlisle (Meizhou) Rubber Products Co., Ltd, a wholly foreign-owned enterprise duly organized and validly existing under the laws of the People’s Republic of China (“PRC”) with the corporate identification number of 441400400001883 and with its legal address at Guapingding, Yanyang Town, Mei County, Meizhou City, Guangdong Province, People’s Republic of China (“Carlisle Meizhou”); and

WHEREAS, Meizhou Seller wishes to sell to Buyer, and Buyer wishes to purchase from Meizhou Seller, the Meizhou Equity Interest, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“AIC” means the Administration for Industry and Commerce, including its applicable local counterparts.

“Business” means the business engaged in by Carlisle Meizhou which constitutes a portion of the Company’s Transportation Products Business.

“Circular 3” means the PRC Interim Measures for Administration of Withholding at Source of Income Tax of Non-resident Enterprises (Guo Shui Fa (2009) 3 Hao) effective as of January 1, 2009, as well as any applicable Laws of PRC in force from time to time which operate to restate, amend or repeal any of the aforesaid documents or any part thereof.

“Circular 698” means the PRC Circular on Strengthening Administration of Enterprise Income Tax on Non-Resident Enterprises’ Equity Transfer (Guo Shui Han (2009) 698 Hao) effective as of January 1, 2008, as well as any applicable Laws of PRC in force from time to time which operate to restate, amend or repeal any of the aforesaid documents or any part thereof.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Customs Duties” means any duties, fees or Taxes that attach upon entry into a country for entries of merchandise, whether or not such duties fees and Taxes have been paid, (a) with respect to the United States, pursuant to HTSUS or any other Law, including any such duties, fees and Taxes that are voluntarily tendered to a Governmental Authority and any monies paid to a Governmental Authority pursuant to 19 U.S.C. 1592(d), and (b) with respect to any other country, pursuant to any applicable tariff schedules or Law of such country.

“Customs Laws” means any Law or administrative decision having the force of Law concerning the importation of merchandise.

“Employees” means those Persons, whether active or on leave of absence (including due to disability), employed by Carlisle Meizhou immediately prior to the Meizhou Closing.

“Environmental Law” means any applicable Law or Governmental Order relating to pollution, contamination or the protection of the environment or natural resources, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the use, treatment, storage, labeling, release, processing, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Hazardous Materials” means:  any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas which is regulated by any Governmental Authority under any Environmental Law, including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“HTSUS” means the Harmonized Tariff Schedule of the United States.

“Knowledge of Meizhou Seller” or “Meizhou Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.1(a) of the Disclosure Schedule after reasonable inquiry.

“Meizhou Closing Indebtedness” means that portion of the aggregate Closing Indebtedness relating to Carlisle Meizhou.

“MOC” means the Ministry of Commerce of the PRC, including its applicable local counterparts.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Transportation Products Business as conducted by Carlisle Meizhou.

“PRC” means the People’s Republic of China (for the purpose of this Agreement, excluding the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau and Taiwan Province).

“PRC EIT Law” means the PRC Enterprise Income Tax Law effective as of January 1, 2008, as well as any applicable PRC Laws in force from time to time which operate to restate, amend or repeal any of the aforesaid documents or any part thereof.

“Real Property” means all real property (including granted land use rights) owned, leased or subleased by or to Carlisle Meizhou, together with all buildings, structures, improvements and facilities located thereon.

“Release” means any releasing, spilling, leaking, pumping, injecting, disposing, dispersing, emitting, discharging, depositing, escaping, leaching, dumping of Hazardous Materials.

“RMB” means the renminbi, the lawful currency of the PRC as of the date hereof.

“Social Insurance” means any form of social insurance required under applicable Laws, including the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing allowance funds.

“Transaction Documents” means this Agreement, the MTA, the other Sub-Agreements, the Trademark License Agreement and the other agreements, instruments and documents required to be delivered at the Meizhou Closing or the Closing.

In addition to the terms defined in this Article I and in the MTA, the following terms shall have the respective meanings assigned thereto in the Sections of this Agreement indicated below:

Term	Section
Agreement	Preamble
Benefit Plan	Section 3.14(a)
Buyer	Preamble
Buyer Benefit Plans	Section 5.04(b)
Carlisle Meizhou	Recitals
Carlisle Meizhou Continuing Employee	Section 5.04(a)
Carlisle Meizhou Intellectual Property	Section 3.09(b)
Company	Recitals
Disclosure Schedule	Article III
Existing Liabilities	Section 5.14(a)
HKIAC Rules	Section 9.10(b)
IBA Rules	Section 9.10(b)

Insurance Coverage	Section 5.14(a)
Insurance Coverage Claim	Section 5.14(a)
Insurance Policies	Section 3.10
Intellectual Property	Section 3.09(a)
Leases	Section 3.07(a)
Material Contracts	Section 3.06(a)
Meizhou Closing	Section 2.03
Meizhou Closing Date	Section 2.03
Meizhou Equity Interest	Recitals
Meizhou Purchase Price	Section 2.02
Meizhou Seller	Preamble
MTA	Recitals
Ownership Certificate	Section 3.07(c)(ii)
Ownership Identification Changes	Section 5.11(a)
Permitted Encumbrances	Section 3.07(b)
PRC	Recitals
Products	Section 3.17(a)
Qualified Benefit Plan	Section 3.14(b)
Reimbursed Amounts	Section 5.14(b)
Safety Standards	Section 3.17(a)
Short Form Agreement	Section 5.06(c)

In addition to the terms defined in this Article I and throughout this Agreement, capitalized terms not defined herein shall have the meaning set forth in the MTA.

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Purchase and Sale.  Subject to the terms and conditions set forth in the MTA and this Agreement, at the Meizhou Closing, for the consideration specified in Section 2.02(b)(iv) of the MTA, Meizhou Seller shall sell to Buyer, and Buyer shall purchase from Meizhou Seller, the Meizhou Equity Interest free and clear of all Encumbrances.

Section 2.02                            Meizhou Purchase Price.  The aggregate consideration for the Meizhou Equity Interest shall be equal to $78,750,000 as set forth in Section 2.02(b)(iv) of the MTA, plus or minus any adjustments as set forth in the MTA (the “Meizhou Purchase Price”). In addition, certain intercompany accounts are being cancelled and extinguished in accordance with clause (ii) of Section 5.15 of the MTA

Section 2.03                            Closing; Transactions to be Effected at Closing.

(a)                                 Subject to the terms and conditions set forth in the MTA and this Agreement, the purchase and sale of the Meizhou Equity Interest contemplated hereby shall take place at a closing (the “Meizhou Closing”) to be held at the same time and place as the Closing as specified in the MTA, (the day on which the Meizhou Closing takes place being the “Meizhou Closing Date”).

(b)                                 At the Meizhou Closing, Buyer shall:

(i)                                     deliver to the Company all payments described in Section 2.04(b)(i) of the MTA; and

(ii)                                  deliver all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Meizhou Closing pursuant to Section 6.03 of this Agreement.

(c)                                  At the Meizhou Closing, Meizhou Seller shall deliver to Buyer:

(i)                                     all other agreements, documents, instruments or certificates required to be delivered by Meizhou Seller at or prior to the Meizhou Closing pursuant to Section 6.02 of this Agreement.

(d)                                 All items delivered by the parties at the Meizhou Closing (including items delivered pursuant to Article VI) will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MEIZHOU SELLER

Meizhou Seller hereby represents and warrants to Buyer that, except as set forth on the Disclosure Schedule delivered by Meizhou Seller to Buyer on the date hereof (the “Disclosure Schedule”), as of the date of this Agreement:

Section 3.01                            Organization and Authority of Meizhou Seller.  Meizhou Seller is a corporation duly organized, validly existing and in good standing under the Laws of Hong Kong S.A.R., the PRC.  Meizhou Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Meizhou Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Meizhou Seller of this Agreement and the other Transaction Documents to which Meizhou Seller is a party, the performance by Meizhou Seller of its obligations hereunder and thereunder and the consummation by Meizhou Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Meizhou Seller and no approval by Meizhou Seller’s stockholders or other additional corporate authorization or consent is required in connection therewith.   This Agreement and the other Transaction Documents to which Meizhou Seller is a party have been duly executed and delivered by Meizhou Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each of the other Transaction Documents to which Meizhou Seller is a party each constitutes a legal, valid and binding obligation of Meizhou Seller, enforceable against Meizhou Seller in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Meizhou Seller has made available to Buyer prior to the date hereof complete and correct copies of its certificate of incorporation and bylaws, or other comparable Organizational Documents, as amended and in effect as of the date hereof.  The Subsidiaries of Meizhou Seller do not conduct the

Transportation Products Business and do not hold, own or license any of the assets (whether personal, intangible, or real property) or Permits and are not parties to any Contract (including any guarantee of any member of the Company Group) with respect to, or necessary to operate, the Transportation Products Business.

Section 3.02                            Organization, Authority, and Qualification of Carlisle Meizhou.

(a)                                 Carlisle Meizhou is a wholly foreign-owned enterprise duly organized, validly existing and in good standing under the Laws of the PRC.  Carlisle Meizhou has all necessary corporate or other organizational power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on the Business as currently conducted and such other business as set out in the scope of business in its business license.  Carlisle Meizhou is duly licensed, permitted or qualified to do business and is in good standing in each jurisdiction set forth in Section 3.02(a) of the Disclosure Schedule, and each other jurisdiction in which the properties owned or leased by it or the operation of the Business as conducted on the date hereof makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(b)                                 Meizhou Seller has made available to Buyer prior to the date hereof complete and correct copies of Carlisle Meizhou’s business license and Carlisle Meizhou’s articles of association, in each case, as amended and in effect as of the date hereof. Except as set forth in Section 3.02(b) of the Disclosure Schedule, as of the Meizhou Closing Date, (i) the information and particulars in respect of Meizhou Seller set out in Schedule 1 are complete, true and accurate and (ii) Carlisle Meizhou does not and will not have any branch, place of business or permanent establishment in any country other than the PRC.

Section 3.03                            Registered Capital of Carlisle Meizhou.

(a)                                 The registered capital of Carlisle Meizhou is $45 million.  All of Carlisle Meizhou’s registered capital has been duly authorized, validly issued, non-assessable, not subject to, nor was it issued in violation of, any preemptive or similar rights, is fully paid in accordance with the constitutional documents of Carlisle Meizhou and all applicable PRC Law, and is lawfully and beneficially owned by Meizhou Seller, free and clear of all Encumbrances and restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and applicable state securities Laws, those Encumbrances set forth in Section 3.03(a) of the Disclosure Schedule and those Encumbrances securing the Meizhou Closing Indebtedness). Since the date of this Agreement, no other shares have been issued or are outstanding.

(b)                                 There are no outstanding or authorized:  (x) securities directly or indirectly convertible or exchangeable into registered capital of Carlisle Meizhou; (y) options, restricted registered capital, registered capital appreciation, phantom registered capital, profit participations, equity-linked awards, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the registered capital of Carlisle Meizhou or obligating Meizhou Seller or Carlisle Meizhou to, directly or indirectly, issue, transfer or sell any participation or shares of its equity interest or any class or other equity interest of Carlisle Meizhou; or (z) voting trusts, stockholders agreements, proxies, preemptive rights, rights of first refusal, rights of first offer or other agreements or understandings to which

Carlisle Meizhou is a party or by which Carlisle Meizhou is bound with respect to the voting, transfer, issuance, or other disposition of the Meizhou Equity Interest.

Section 3.04                            No Conflicts; Consents.  The execution, delivery and performance by Meizhou Seller of this Agreement and the Transaction Documents to which Meizhou Seller is a party, and the consummation of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated by the MTA, do not and will not:  (a) result in a violation or breach of any provision of the articles of association, or other comparable Organizational Documents, as applicable, of Meizhou Seller or Carlisle Meizhou; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Meizhou Seller or Carlisle Meizhou; or (c) except as set forth in Section 3.04 of the Disclosure Schedule, require the material consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default under or give rise to any right of termination or material acceleration with respect to (with or without the lapse of time or the giving of notice) of any (i) Material Contract or (ii) any other Contract, except in the case of clause (ii) where the violation, breach, conflict, default, acceleration, termination or failure to give notice would not, in the aggregate, have a Material Adverse Effect.  No consent, approval, Permit, Governmental Order, declaration, registration, or filing with, or notice to, any Governmental Authority is required by or with respect to Meizhou Seller or Carlisle Meizhou in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which Meizhou Seller is a party, and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required (x) to obtain approval and licenses as set forth in Section 5.11, and (y) under the HSR Act or any other Antitrust Law and as set forth in Section 3.04 of the Disclosure Schedule and the consents, approvals, Permits, Governmental Orders, declarations, registrations, filings or notices as set forth in Section 3.04 of the Disclosure Schedule.

Section 3.05                            Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by this Agreement or the MTA or as set forth on Section 3.05 of the Disclosure Schedule, from the Balance Sheet Date until the date of this Agreement, Carlisle Meizhou has operated in the Ordinary Course of Business in all material respects and there has not been any:

(a)                                 Material Adverse Effect;

(b)                                 amendment of the business license, articles of association, or other similar organizational documents of Carlisle Meizhou;

(c)                                  split, combination, increase, reduction or reclassification of any part of the registered capital of Carlisle Meizhou;

(d)                                 issuance, sale or other disposition of any part of the registered capital, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any part of the registered capital of Carlisle Meizhou;

(e)                                  declaration or payment of any dividends or distributions on or in respect of any of the equity interest in Carlisle Meizhou (other than dividends or distributions declared or paid by

Carlisle Meizhou in the Ordinary Course of Business) or redemption, purchase or acquisition of the equity interest in Carlisle Meizhou;

(f)                                   material change in any method of accounting or accounting practice of Carlisle Meizhou (including a change of any annual accounting period), except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g)                                  incurrence, assumption or guarantee by Carlisle Meizhou of any Indebtedness in an aggregate amount exceeding $100,000 (or the equivalent amount in RMB), except borrowings under existing credit facilities set forth in the Disclosure Schedule and any Indebtedness which constitutes Closing Indebtedness;

(h)                                 sale, lease, license, transfer or other disposition of any of the assets shown or reflected on the Interim Balance Sheet or the Carlisle Meizhou Intellectual Property, except sales of inventory in the Ordinary Course of Business and except for assets having an aggregate value of less than $100,000 (or the equivalent amount in RMB) during such period of time;

(i)                                     increase in the compensation, bonuses or termination pay of Employees, except (A) as may be required under applicable Law or existing collective bargaining agreements or other Contracts, (B) as required pursuant to the Benefit Plans, or (C) salary and bonuses with respect to Employees, which were made in the Ordinary Course of Business;

(j)                                    adoption, amendment or modification, in each case, except as required by Law of any Benefit Plan;

(k)                                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by Carlisle Meizhou or other investment in any Person;

(l)                                     adoption of any plan of merger, consolidation, reorganization, complete or partial liquidation or dissolution or filing of a petition in bankruptcy under any provisions of applicable bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law by or against Carlisle Meizhou;

(m)                             entry by Carlisle Meizhou into any material Tax election or consent to any extension of the limitations period for the assessment of any Tax, or any other material changes to its status or obligations in relation to Taxes (including, without limitation, settlement of any Tax claim, surrender of any right to claim a refund of Taxes, payment or incurrence of any liability for Tax other than in the Ordinary Course of Business);

(n)                                 cancellation or termination by Carlisle Meizhou of its current insurance policies or lapse in coverage thereunder, except for such terminations, cancellations or lapses in which replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are substituted;

(o)                                 termination (including through failing to exercise renewal rights) or waiver of any material rights with respect to any Material Contract or entry into a new Material Contract

(including through renewing an existing Contract), except customer and supplier Contracts made or renewed in the Ordinary Course of Business;

(p)                                 entry by Carlisle Meizhou into any agreement containing any provision or covenant restricting in any material respect the Transportation Products Business or that could, after the Meizhou Closing Date, limit or restrict in any material respect the Transportation Products Business, Buyer or any of its Affiliates, from engaging or competing in any line of business in any location or with any other Person;

(q)                                 lapse of any material Carlisle Meizhou Intellectual Property (except for such lapses resulting from the exercise of reasonable business judgment or with respect to pending applications abandoned based on obstacles in prosecution) or the license, assignment, sale or transfer of any material Carlisle Meizhou Intellectual Property, except any license, assignment, sale or transfer in the Ordinary Course of Business;

(r)                                    obligation or liability with respect to capital expenditures that require amounts great than $2,000,000 to be expended after the Meizhou Closing Date.

(s)                                   loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business and having an aggregate value of less than $100,000;

(t)                                    settlement of any material litigation, investigation, arbitration, proceeding or other claim involving or against Carlisle Meizhou or the Transportation Products Business, other than settlements, offers or proposals to settle made in the Ordinary Course of Business; or

(u)                                 agreement by Carlisle Meizhou to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.06                            Material Contracts.

(a)                                 Section 3.06(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of all Contracts, including any written amendments thereto, of the following nature (x) by which any assets or properties of Carlisle Meizhou or (y) to which Carlisle Meizhou is a party (together with all Leases listed in Section 3.07(a)(ii) of the Disclosure Schedule, collectively, the “Material Contracts”):

(i)                                     any Contract involving aggregate consideration in excess of $100,000 (or the equivalent amount in RMB) or requiring performance by any party more than one year from the date hereof (excluding any Contract for employment), which, in each case, cannot be cancelled by Carlisle Meizhou without penalty on less than 90 days’ notice;

(ii)                                  any Contract that relates to the sale of any assets, other than sales of inventory in the Ordinary Course of Business, for consideration in excess of $100,000 (or the equivalent amount in RMB) and (A) that has been entered into since January 1, 2012 or (B) under which Carlisle Meizhou has ongoing obligations;

(iii)                               any Contract that relates to the acquisition of any business, any amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise), (A) that has been entered into since January 1, 2012 or (B) under which Carlisle Meizhou has ongoing obligations;

(iv)                              except for Contracts relating to trade receivables, any Contract relating to Indebtedness (including, without limitation, guarantees), in each case, having an outstanding principal amount in excess of $100,000 (or the equivalent amount in RMB);

(v)                                 any Contract between or among Carlisle Meizhou on the one hand and Meizhou Seller or any Affiliate of Meizhou Seller (other than Carlisle Meizhou) on the other hand;

(vi)                              any collective bargaining agreement or Contract with any labor organization, union or association;

(vii)                           any Contract that obligates Carlisle Meizhou not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents Carlisle Meizhou from carrying on any lawful business in any geographic area;

(viii)                        any Contract that relates to employment, compensation, severance, consulting, retention, transaction, change in control or similar Contract between Carlisle Meizhou and any of its officers, directors, or other Employees or consultants of Carlisle Meizhou who constitute Employees, excluding at will employment agreements that are terminable by Carlisle Meizhou with no penalty on less than 60 days’ notice;

(ix)                              any Contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $100,000 (or the equivalent amount in RMB), and are not otherwise included in the capital expenditure budget of Carlisle Meizhou set forth on Section 3.06(a)(ix) of the Disclosure Schedule;

(x)                                 any Contract under which Carlisle Meizhou has granted or received a license or sublicense or under which Carlisle Meizhou is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding off-the-shelf or “shrink wrap” software license Contracts and any license Contract requiring annual payments of less than $50,000 (or the equivalent amount in RMB));

(xi)                              any Contract with a Material Customer or Material Supplier;

(xii)                           any development, sales representative, marketing, manufacturer’s representative or distribution Contract or Contract where Carlisle Meizhou is required to pay royalties or commissions; and

(xiii)                        any Contract that is a joint venture or partnership Contract or a limited liability company operating agreement.

(b)                                 Each Material Contract is legal, valid, binding, and enforceable against Carlisle Meizhou and, to Meizhou Seller’s Knowledge, each other party to such Material Contract, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity).   Neither Carlisle Meizhou nor, to Meizhou Seller’s Knowledge, any other party to any Material Contract, is in material breach or material default under any Material Contract. Meizhou Seller has made available to Buyer a complete and correct copy of each of the Material Contracts.

Section 3.07                            Real Property.

(a)                                 Meizhou Seller has disclosed to Buyer in writing all rights held by Carlisle Meizhou (either through ownership of land use rights, ownership of title to buildings or the leasing of land use rights and buildings) with respect to any Real Property. Section 3.07(a) of the Disclosure Schedule lists:  (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

(b)                                 Carlisle Meizhou has good and marketable title pursuant to Chinese law to the Real Property listed in Section 3.07(a)(i) of the Disclosure Schedule and a valid right to use under a lease arrangement to use and occupy the Real Property listed in Section 3.07(a)(ii) of the Disclosure Schedule.  All such properties (including leasehold interests) are free and clear of Encumbrances, and Carlisle Meizhou has not entered into any agreement which may give rise to any such Encumbrance, except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                                     those items set forth in Section 3.07(b) of the Disclosure Schedule;

(ii)                                  Encumbrances securing the Meizhou Closing Indebtedness;

(iii)                               Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iv)                              mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business pursuant to applicable Law;

(v)                                 zoning ordinances and other similar encumbrances affecting Real Property under applicable Law; or

(vi)                              other than with respect to owned Real Property, liens arising under equipment leases with third parties entered into in the Ordinary Course of Business.

(c)                                  With respect to each Real Property owned by Carlisle Meizhou and listed under Section 3.07(a)(i) of the Disclosure Schedule:

(i)                                     the granted land use rights and (where applicable) building ownership rights in respect of the Real Property belongs to and is lawfully held by Carlisle Meizhou and duly registered with the local land authority with respect to the granted land use rights and with the local real estate administration authority with respect to building ownership rights;

(ii)                                  Carlisle Meizhou has validly acquired the relevant granted land use rights certificate (or real property title certificate) and, where applicable, building ownership rights certificate in respect of the property (collectively the “Ownership Certificates”), and the Ownership Certificates are valid and subsisting and in full force and effect and has not been modified since its issuance;

(iii)                               all the sale and transfer procedures with respect to the Real Property in favor of Carlisle Meizhou have been completed and (where applicable) the sale/transfer has been validly registered in the competent Governmental Authority;

(iv)                              Carlisle Meizhou can legally transfer, Encumber, sell or lease the Real Property to third parties;

(v)                                 all land premium, purchase price, land grant fee and other fee outstanding in respect of the transfer to or acquisition by Carlisle Meizhou of the land use rights and (where applicable) building ownership right to the Real Property (including but not limited to the fees and charges in connection with demolition and re-settlement (if any)) have been paid in full and no further land premium, purchase price, land grant fee or other fee is payable; and

(vi)                              the Real Property is not currently subject to any sale or transfer or Encumbrance procedures to or in favor of any third party, and Carlisle Meizhou has not entered into any agreement to do any of the foregoing.

(d)                                 With respect to the Real Property leased by Carlisle Meizhou and listed under Section 3.07(a)(ii) of the Disclosure Schedule, all leases for Real Property entered into by Carlisle Meizhou are valid and in full force and have been properly registered with the appropriate Governmental Authority.  All buildings, structures, fixtures, building systems and equipment located at the owned Real Property and leased Real Property, taken as a whole, are sufficient for the operation of the Business conducted at such location, has duly passed the completion of construction work inspections conducted by all applicable PRC authorities and, to Meizhou Seller’s Knowledge, there are no material physical defects, including any structural defects, or conditions, in the aggregate, that would preclude or material limit such property from operating the manufacturing, distribution, warehouse and other uses of the Business conducted at such location, taken as a whole.  There are no pending or, to Meizhou Seller’s Knowledge, threatened condemnation proceedings or assessment that affect any owned Real Property or any leased Real Property, and neither Meizhou Seller, its Subsidiaries nor Carlisle Meizhou have in the past three (3) years received any written notice of the intention of any Governmental Authority or other Person to take any owned Real Property or any leased Real Property.  To Meizhou Seller’s Knowledge, the owned Real Property does not violate, and all improvements are constructed in compliance with in all material respects, applicable Laws, including any building, zoning and fire codes.

Section 3.08                            Title to Assets; Sufficiency of Assets.  Carlisle Meizhou has good title to, or a valid right to use, all Carlisle Meizhou assets for the operation of the Transportation Products Business on a consolidated basis, free and clear of all Encumbrances, except for Permitted Encumbrances.  Such assets are reflected in the Interim Balance Sheet, other than assets that were sold or acquired in the Ordinary Course of Business since the Interim Balance

Sheet Date.  The material items of tangible personal property included in the Carlisle Meizhou assets reflected in the Interim Balance Sheet that are currently being used in the operation of the Business are, in reasonable working order, ordinary wear and tear excepted.   Except for the assets and services to be provided to Buyer under the Ancillary Agreements, the Carlisle Meizhou assets reflected in the Interim Balance Sheet will constitute, as of the Meizhou Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary and sufficient to enable Buyer to (i) own and use such in the manner in which the assets have been used prior to the date hereof, are currently being used by Carlisle Meizhou to conduct the Business and perform Carlisle Meizhou’s obligations under the Material Contracts and (ii) conduct the Business immediately following the Meizhou Closing in the manner in which the Business has been conducted prior to the date hereof.

Section 3.09                            Intellectual Property.

(a)                                 “Intellectual Property” means any and all:  (i) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) technology, trade secrets and confidential know-how; (iv) patents and patent applications; and (v) internet domain name registrations.

(b)                                 Section 3.09(b) of the Disclosure Schedule lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned or licensed by Carlisle Meizhou (the “Carlisle Meizhou Intellectual Property”).  Carlisle Meizhou owns or has the right to use all Intellectual Property necessary to conduct the Business as conducted, in all material respects, on the date hereof, to permit it to develop, manufacture, sell and provide all of its products and services related to the Business in accordance with its present and planned practices in all material respects and to permit the use by its customers of all the products manufactured or sold by Carlisle Meizhou in all material respects.

(c)                                  Except as set forth in Section 3.09(c) of the Disclosure Schedule:  (i) neither Meizhou Seller nor Carlisle Meizhou has received any written notice alleging, and no action, suit, claim or other legal proceeding has been instituted, settled or, to Meizhou Seller’s Knowledge, threatened that alleges any violation, infringement or misappropriation of any material Intellectual Property of any Person by use of the Carlisle Meizhou Intellectual Property or the conduct of the Business as currently conducted by Carlisle Meizhou, and (ii) none of the material Carlisle Meizhou Intellectual Property is subject to any outstanding Governmental Order or to any proceeding questioning the validity, enforceability or ownership of such material Carlisle Meizhou Intellectual Property.  To Meizhou Seller’s Knowledge, the operation of the Transportation Products Business as of the date hereof does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.

(d)                                 Except for the limited license rights expressly granted to Buyer in the Trademark License Agreement and the right to maintain the names of the Acquired Subsidiaries in accordance with Section 5.11(a) of the MTA, Meizhou Seller is not transferring to Buyer (or any Affiliate of Buyer), and reserves all right, title and interest in and to the Company Group Names.

(e)                                  All computer programs and software used or supplied in or in connection with the Business operations of Carlisle Meizhou are owned by or licensed or sub-licensed to Carlisle Meizhou from a third party pursuant to a license agreement from the third party. Carlisle Meizhou is not, to Meizhou Seller’s Knowledge, in material breach of any of the terms of any Contract, pursuant to which it has been granted the right to use any software in connection with the Business operations of Carlisle Meizhou. To Meizhou Seller’s Knowledge, Carlisle Meizhou is not currently engaged in a material dispute with any person relating to proprietary or other rights in or to any software used by Carlisle Meizhou.

Section 3.10                            Insurance.  Section 3.10 of the Disclosure Schedule sets forth a list, as of the date hereof, of each insurance policy maintained by the Company on behalf of Carlisle Meizhou and by Carlisle Meizhou (if any) with respect to its properties, assets and businesses (collectively, the “Insurance Policies”).  All premiums due in respect of the Insurance Policies have been paid in full.  Neither the Company nor Carlisle Meizhou is in default with respect to its obligations under any of the Insurance Policies in a manner that would permit the insurer to cancel the policy.  Since the respective dates of such policies, no written notice of cancellation or non-renewal with respect to any such policy has been received by the Company.  The Company has not received notice that it has been denied insurance coverage with respect to any material pending claim.  Except for deductibles or retentions under any insurance policy of the Company as set forth on Section 3.10 of the Disclosure Schedule, Carlisle Meizhou has no material self-insurance or co-insurance programs.

Section 3.11                            Legal Proceedings; Governmental Orders.

(a)                                 Other than as set forth in Section 3.11(a) of the Disclosure Schedule, there are no (and in the past three (3) years there have been no) material actions, suits, claims, investigations or other legal proceedings pending or threatened against, or brought by, Meizhou Seller or Carlisle Meizhou affecting any of their properties or assets, or that relate and are material to the Transportation Products Business thereof and relating to Carlisle Meizhou.

(b)                                 Except as set forth on Section 3.11(b) of the Disclosure Schedule, neither Carlisle Meizhou nor the Business is subject to any unfulfilled or unsatisfied Governmental Order.

Section 3.12                            Compliance With Laws; Permits.

(a)                                 Meizhou Seller and Carlisle Meizhou are, and for the past three (3) years have been, in compliance, in all material respects, with all requirements of Law and all Governmental Orders to which the Business (or its properties or assets) is subject.  No Governmental Authority has provided any written notice or, to the Knowledge of Meizhou Seller, any other notice or Governmental Order to Carlisle Meizhou, or filed and served any complaint on Meizhou Seller or Carlisle Meizhou, in each case with respect to any alleged violation by Meizhou Seller or Carlisle Meizhou or the Business of any requirement of Law or any Governmental Order, that remains unresolved as of the date hereof. The statutory books and minute books of Meizhou Seller and Carlisle Meizhou have been properly written up.  The minute books of directors’ meetings and of shareholders’ meetings contain full and accurate records of all resolutions passed by the directors and the shareholders respectively of Carlisle Meizhou.

(b)                                 Carlisle Meizhou holds and is, and for the past three (3) years held and has been, in compliance, in all material respects, with all material Permits that are necessary for the operation of the Business as currently conducted, or that are necessary for the lawful ownership of its owned properties and assets.  All material Permits are in full force and effect and, to Meizhou Seller’s Knowledge, there is no circumstance that may be reasonably expected to invalidate any material Permit or render any material Permit liable to forfeiture or modification or affect their renewal.  Section 3.12(b) of the Disclosure Schedule sets forth a list of all material Permits that are held by Carlisle Meizhou.  No Governmental Authority has provided any notice, citation, summons or order to Carlisle Meizhou or Meizhou Seller, or filed and served any complaint on Carlisle Meizhou, in each case with respect to any alleged failure by Carlisle Meizhou to have any Permit necessary for the operation of the Business, that remains unresolved as of the date hereof.

(c)                                  None of the representations and warranties contained in Section 3.12 shall be deemed to relate to environmental matters (which are governed by Section 3.13) or tax matters (which are governed by Section 3.16).

Section 3.13                            Environmental Matters.

(a)                                 Except as would not be material, individually or in the aggregate, to the Business or as set forth on Section 3.13 of the Disclosure Schedule:

(i)                                     Since January 1, 2009, Carlisle Meizhou and its operations have been in material compliance with all applicable Environmental Laws, and Carlisle Meizhou possesses all applicable environmental Permits required to carry on the Business as presently conducted and such other business as set out in the scope of business in its business license;

(ii)                                  there are no Hazardous Materials that have been Released to or from any location, or to Meizhou Seller’s Knowledge, formerly owned, leased or operated by Meizhou Seller, its Subsidiaries or Carlisle Meizhou, under circumstances that have resulted in or would reasonably be expected to result in Liability of Carlisle Meizhou under any applicable Environmental Law;

(iii)                               since January 1, 2009, neither Meizhou Seller nor Carlisle Meizhou has received any unresolved written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location;

(iv)                              neither Meizhou Seller nor Carlisle Meizhou is the subject of, nor is liable for, any outstanding Governmental Order relating to Environmental Laws or remedial action to clean up, remove, treat or address any Hazardous Material at any location, including pre-remedial studies and investigations or post-remedial monitoring and care;

(v)                                 since January 1, 2009, neither Meizhou Seller nor Carlisle Meizhou has received any written claim or complaint, and has not been subject to any proceeding, relating to noncompliance with or violations of any Environmental Laws or Permits or any other liability pursuant to Environmental Law, and, since January 1, 2009, no such matter has been threatened in writing; and

(vi)                              neither Meizhou Seller nor Carlisle Meizhou is a party to any agreement to indemnify or hold harmless or, assume responsibility for any person for any liability or obligation, arising under or relating to Environmental Law.

(b)                                 To Meizhou Seller’s Knowledge, Meizhou Seller has provided to Buyer true and correct copies of all environmental site assessment reports and other material documents relating to the environmental condition or status of any currently owned or leased Real Property of Carlisle Meizhou that was used or operated in connection with the Business, in each case, created since January 1, 2009.

(c)                                  The representations and warranties set forth in this Section 3.13 are Meizhou Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.14                            Employee Benefit Matters.

(a)                                 Section 3.14(a) of the Disclosure Schedule contains a list of each benefit (including without limitation, wages, bonuses and the Social Insurance), retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of Carlisle Meizhou or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Carlisle Meizhou, under which Carlisle Meizhou has any material liability for premiums or benefits, or under which any of Employees, former Employees and the beneficiaries or dependents of any such Persons has any present or future right to benefits (as listed on Section 3.14(a) of the Disclosure Schedule, each, a “Benefit Plan”).  Copies of all Benefit Plans have been provided to the Buyer.

(b)                                 Carlisle Meizhou maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by Law or by employment Contracts to maintain. Each Benefit Plan complies, in all material respects, with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder) and all contributions to, and payments for each such Benefit Plan have been timely made.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.  All material benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid, in all material respects, in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.  With respect to any Benefit Plan, to Meizhou Seller’s Knowledge, no event has occurred that has resulted in or would subject Carlisle Meizhou to a Tax under Section 4971 of the Code or the assets of Carlisle Meizhou to a lien under Section 430(k) of the Code.

(c)                                  No Benefit Plan nor any other plan, program or arrangement maintained or contributed to by an ERISA Affiliate of Meizhou Seller: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA).  Neither Meizhou Seller nor Carlisle Meizhou:  (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a material liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to material liability of Carlisle Meizhou or Buyer under Section 4069 or Section 4212(c) of ERISA.  “ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with CTP is, or has been within the past six years, deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code.

(d)                                 Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death) of any existing or former employee or to the beneficiaries or dependents of any existing or former employee.

(e)                                  No Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f)                                   No Benefit Plan exists that could:  (i) result in the payment to any Employee, officer or director of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, officer or director, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.15                            Employment Matters.

(a)                                 Section 3.15(a) of the Disclosure Schedule has a true and complete list of all Employees as September 30, 2013, including the position, base compensation payable, bonus opportunity, date of hire, employment status and job classification (exempt or non-exempt) for each such individual.

(b)                                 Section 3.15(b) of the Disclosure Schedule lists each collective bargaining or other agreement with a labor organization representing any of the Employees to which Carlisle Meizhou is a party or by which Carlisle Meizhou is bound.  True and complete copies of all such agreements set forth in Section 3.15(b) of the Disclosure Schedule with any other documentation relating to the establishment, organization, management and rights of any trade union or similar labor organization in respect of the Employees have been provided to Buyer.  There are and have been no disputes with or proceedings brought by or in respect of such trade union or similar labor organization against or in respect of Carlisle Meizhou.  Since January 1, 2011 there has not been, nor, to Meizhou Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Carlisle Meizhou.

(c)                                  All material vacation pay, premiums for employment insurance, health premiums, pension plan premiums, income tax remittance, accrued wages, salaries and commissions for Employees that have become due and payable have been paid prior to the Meizhou Closing Date.

(d)                                 All material current employer contributions, assessments and filings, payroll taxes required by the relevant PRC Government Authority, including but not limited to, non-compliance charges, contributions or any other amounts under any applicable workers’ compensation legislation have been paid or, to the extent they have accrued but remain unpaid, are properly reflected and accrued in the books and accounts of Carlisle Meizhou.

(e)                                  Carlisle Meizhou is, and for the past three (3) years has been, in compliance, in all respects, with all material applicable Laws pertaining to employment and employment practices, including provisions thereof relating to wages, hours, overtime working, working conditions, benefits, retirement, Social Insurance, equal opportunity and collective bargaining.  Carlisle Meizhou has entered into employment Contracts with all of their Employees in accordance with applicable PRC Law and has paid, or made provision for the payment of, all Social Insurance contributions required under the employment Contract and applicable PRC Law. Except for required contributions or benefit accruals for the current Benefit Plan year and salary compensation provided in the employment Contracts, no liability has been or is expected to be incurred by Carlisle Meizhou under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment Contract.  Carlisle Meizhou and the Company Group have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any default or violation by any party to, any Benefit Plan. No action, claim or proceeding is pending or, to the Knowledge of Carlisle Meizhou, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course).

(f)                                   There are no material actions, suits, claims, investigations or other legal proceedings against Carlisle Meizhou pending or, to Meizhou Seller’s Knowledge, threatened to be brought or filed, by or with any court or arbitrator or any other Governmental Authority in connection with the employment of any current or former employee of Carlisle Meizhou, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or any other employment related matter arising under applicable Laws.

(g)                                  No officer, executive or other employee of Carlisle Meizhou whose function was or is essential to the Business has separated from Carlisle Meizhou in the 24 months prior to the date of this Agreement.

(h)                                 All of the Employees who perform services for Carlisle Meizhou or in connection with its operation of the Business are legally entitled to work in the country in which the individuals perform services.  Carlisle Meizhou has not employed and does not currently employ any minors in the Business.

Section 3.16                            Taxes.

(a)                                 Except as set forth in Section 3.16 of the Disclosure Schedule:

(i)                                     Carlisle Meizhou has complied with all relevant Laws relating to registration or notification for Tax purposes. Carlisle Meizhou has filed (taking into account any valid extensions) all material Tax Returns required to be filed by Carlisle Meizhou.  Such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects.  Carlisle Meizhou is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.  All material Taxes due and owing by Carlisle Meizhou have been paid or accrued.

(ii)                                  There are no Encumbrances for Taxes upon the assets of Carlisle Meizhou, other than Permitted Encumbrances.

(iii)                               No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of Carlisle Meizhou.

(iv)                              There are no ongoing actions, suits, claims, investigations, audits, arbitrations or other legal proceedings by any Taxing Authority against Carlisle Meizhou.

(v)                                 Carlisle Meizhou is not a party to any Tax indemnification, allocation or sharing agreements under which Carlisle Meizhou could be liable for Tax of another Person.

(vi)                              All material Taxes which Carlisle Meizhou is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(vii)                           Carlisle Meizhou has at all times complied in all material respects with all applicable Laws relating to transfer pricing and has appropriate contemporaneous documentation supporting its transfer pricing methodologies and positions.  All records which Carlisle Meizhou is required to keep under the applicable Laws, have been kept and are available at the premises of Carlisle Meizhou.

(viii)                        Meizhou Seller is not aware of any facts, matters or circumstances which would constitute a basis for any Governmental Authority to assert a claim for Tax deficiencies against Carlisle Meizhou.

(b)                                 Except for certain representations related to Taxes in Section 3.07(b), Section 3.08 and Section 3.14, the representations and warranties set forth in this Section 3.16 are the Meizhou Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.17                            Product Liability; Warranties.

(a)                                 Carlisle Meizhou has obtained all material required product registrations and other certifications required for it to sell or distribute products and inventory in the jurisdictions in which products or inventory of the Transportation Products Business (the “Products”) are sold or distributed by it, as applicable, and for the past three (3) years has otherwise complied in all material respects with all Laws and safety standards and certifications applicable to Products in respect of the sale or distribution of the Products (the “Safety Standards”).  All Products that have been marketed or sold within the past three (3) years on the basis that such Products meet any specific Safety Standards (whether such Products are required to meet such Safety Standards or Carlisle Meizhou has voluntarily elected to comply therewith) meet or exceed such Safety Standards in all material respects.

(b)                                 Section 3.17(b) of the Disclosure Schedule contains a copy of the standard warranty for the Products.  Except as set forth in Section 3.17(b) of the Disclosure Schedule, neither Carlisle Meizhou nor any Company Group member has granted to any customer any warranty materially different than the standard warranty for Products sold for the past three (3) years.

(c)                                  There are no latent or patent defects in any Products sold within the past three years that would give rise to any material liability for replacement or recall of any such Products.  Section 3.17(c) of the Disclosure Schedule sets forth a correct and complete list and brief description of all material product liability claims that have been filed and served against Carlisle Meizhou or any member of the Company Group with respect to the Transportation Products Business during the past three years.

Section 3.18                            Affiliate Transactions.  Except for (a) normal advances to directors, officers and Employees in the Ordinary Course of Business, (b) payment of compensation to directors, officers and Employees in the Ordinary Course of Business, (c) participation in the Benefit Plans by directors, officers and Employees, and (d) the agreements or arrangements listed on Section 3.18 of the Disclosure Schedule, Carlisle Meizhou is not a party, and since September 1, 2012, has not been a party to, any Contract or arrangement to purchase, acquire or lease any material property, goods or services from, or sell, transfer or lease any property or services to, or loan or advance any material amount of money to, or borrow any material amount of money from, or is a party to any management, consulting or similar agreement with the Company or any of its respective Affiliates.  The following shall be set forth with respect to each such contract or arrangement on Section 3.18 of the Disclosure Schedule:  (i) a description of such contract or arrangement and (ii) the total amount paid by or paid to Carlisle Meizhou with respect to such contract or arrangement since September 1, 2012, and, if applicable, the volume of business.

Section 3.19                            Illegal Payments.  Carlisle Meizhou (or its officers, directors, general managers or employees) has not, with respect to the Business, directly or indirectly, within the past 5 years, (i) agreed to give, or given, offered, authorized or promised, any gifts of money, property or services to any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the PRC Criminal Law, or any other similar anti-corruption Law, (ii) given or received anything of value to or from a government official or customer for the purpose of obtaining or retaining business, or (iii) has otherwise made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier or client in an attempt to influence any such person to take or refrain from taking any action.

Section 3.20                            Bonds and Letters of Credit.  Section 3.20 of the Disclosure Schedule lists all performance bonds, guarantees, surety bonds, standby letters of credit and similar arrangements that (i) are issued and outstanding in support of the Business, or (ii) that would be required to be issued under any proposals, bids or other commitments outstanding as of the date hereof, in each case indicating the contract or situation requiring the provision thereof, together with the issuer, amount, principal terms and conditions, beneficiaries and expiration date thereof (or anticipated terms thereof).

Section 3.21                            Customs.

(a)                                 Carlisle Meizhou is and for the past three (3) years has been in compliance in all material respects with all Customs Laws for the importation or admission of merchandise into China or any other country into which Carlisle Meizhou imports or has imported merchandise.  Carlisle Meizhou has, to Meizhou Seller’s Knowledge, for the past three (3) years timely made payment of true and correct amounts of any penalties and fines under Customs Laws, by or for the account of Carlisle Meizhou, of merchandise entered, imported, or admitted into China or any other country into which Carlisle Meizhou imports or has imported merchandise. Section 3.21(a) of the Disclosure Schedule sets forth a list of tariffs paid by Carlisle Meizhou in the last twelve (12) months, including descriptions thereof and the amounts paid.

(b)                                 To Meizhou Seller’s Knowledge, Carlisle Meizhou has no liability for unpaid Customs Duties, penalties, fines and seizures under Customs Laws, other charges, including interest or other charges relating to any Customs Laws, which have not been or will not be accrued or reserved for on the Closing Estimate and Funds Flow Statement.

(c)                                  Meizhou Seller has made available to Buyer true and complete copies of all communications between Carlisle Meizhou (or any of their agents or counsel), on the one hand, and a Governmental Authority, on the other, for the past three (3) years, relating to violations or alleged violations of any Customs Laws.

Section 3.22                            Equity Interests.  Carlisle Meizhou has no Subsidiaries and does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.

Section 3.23                            No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule hereto) and the representations and warranties contained in the Transaction Agreements (including the related portions of the disclosure schedule thereto), none of Meizhou Seller, Carlisle Meizhou or any of their Representatives has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Meizhou Seller or Carlisle Meizhou, including any representation or warranty as to the accuracy or completeness of any information regarding Carlisle Meizhou furnished or made available to Buyer and its Representatives (including the Confidential Information Memoranda prepared by the Company Investment Banker, dated July, 2012 and April, 2013, and any information, documents or material made available to Buyer (including information, documents or material included in the Data Room), management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the historical or future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.  None of the Company, Meizhou Seller, Carlisle Meizhou, any Subsidiary of the Company or any other Person is, directly or indirectly, making any representations or warranties regarding any pro-

forma financial information, financial projections or other forward-looking statements of the Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Meizhou Seller, as of the date of this Agreement, as follows:

Section 4.01                            Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer.  This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization (including all necessary approvals from the PRC Governmental Authority), execution and delivery by Meizhou Seller) this Agreement and each of the other Transaction Documents to which Buyer is a party each constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02                            No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required (i) to obtain approval and licenses as set forth in Section 5.11, and (ii) under the HSR Act or any other Antitrust Law and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03                            Investment Purpose.  Buyer is acquiring the Meizhou Equity Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Meizhou Equity Interest are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Meizhou Equity Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the Meizhou Equity Interest for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04                            Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.05                            Exclusivity of Representations.  The representations and warranties made by Buyer in this Article IV are the exclusive representations and warranties made by Buyer.  Buyer hereby disclaims any other express or implied representations or warranties with respect to itself.

Section 4.06                            Independent Investigation.  Buyer acknowledges and agrees that the representations and warranties made by Meizhou Seller in Article III and the representations and warranties set forth in the Transaction Agreements are the exclusive representations and warranties regarding Meizhou Seller, Carlisle Meizhou and the members of the Company Group.  Without limiting the generality of the foregoing, Buyer acknowledges that none of the Company, Meizhou Seller, Carlisle Meizhou, any Subsidiary of the Company or any of their respective Representatives makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or Carlisle Meizhou or the future business and operations of the Business or Carlisle Meizhou or (ii) any other information or documents made available to Buyer or its Representatives with respect to the Transportation Products Business or Carlisle Meizhou or any of its assets, liabilities or operations, in each case except as expressly set forth in this Agreement or any of the Transaction Agreements.

ARTICLE V
COVENANTS

Section 5.01                            Conduct of Business Prior to the Meizhou Closing.

(a)                                 From the date hereof until the Meizhou Closing, except as otherwise provided in this Agreement or the MTA or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Meizhou Seller shall cause Carlisle Meizhou to:  (a) conduct the Business in the Ordinary Course of Business; and (b) use commercially reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Carlisle Meizhou and to preserve, in all material respects, the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with Carlisle Meizhou.  From the date hereof until the Meizhou

Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Meizhou Seller shall cause Carlisle Meizhou not to take any action that would cause any of the changes, events or conditions described in Section 3.05 to occur.

(b)                                 Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the business or operations of Carlisle Meizhou prior to the Meizhou Closing.  Prior to the Meizhou Closing, Carlisle Meizhou shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its business and operations.

Section 5.02                            Access to Information; Confidentiality; Books and Records.  From the date hereof until the Meizhou Closing, Meizhou Seller shall comply with the Company’s obligations set forth in Sections 5.02, 5.03 and 5.05 of the MTA.

Section 5.03                            Resignations and Appointment of New Directors and Supervisors. Prior to the Meizhou Closing, Meizhou Seller and Buyer shall cooperate to cause the present directors (including legal representative) and supervisors of Carlisle Meizhou to have been replaced by Persons designated by Buyer.

Section 5.04                            Employees; Benefit Plans.

(a)                                 During the period commencing at the Meizhou Closing and ending on the date which is twelve (12) months from the Meizhou Closing (or if earlier, the date of the Employee’s termination of employment with Carlisle Meizhou), Buyer shall cause Carlisle Meizhou to provide each Employee who remains employed immediately after the Meizhou Closing (“Carlisle Meizhou Continuing Employee”) with:  (i) base salary or hourly wages which are no less favorable in the aggregate than the base salary or hourly wages provided by Carlisle Meizhou immediately prior to the Meizhou Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less favorable in the aggregate than the target bonus opportunities (excluding equity-based compensation) provided by Carlisle Meizhou immediately prior to the Meizhou Closing; (iii) benefits that are no less favorable in the aggregate than those provided by Carlisle Meizhou immediately prior to the Meizhou Closing, excluding benefits under or related to defined benefit pension plans, supplemental executive retirement plans, non-qualified deferred compensation, and retiree medical and life; and (iv) severance benefits that are no less favorable in the aggregate than the practice, plan or policy in effect for such Carlisle Meizhou Continuing Employee immediately prior to the Meizhou Closing.

(b)                                 With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Carlisle Meizhou Continuing Employees will participate effective as of the Meizhou Closing, Buyer shall, or shall cause Carlisle Meizhou to, recognize all service of Carlisle Meizhou Continuing Employees with Carlisle Meizhou, as the case may be, as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Carlisle Meizhou Continuing Employees may be eligible to participate after the Meizhou Closing; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.  In addition, at such time as any Carlisle Meizhou Continuing Employees are transitioned over to benefits plans of Buyer or its Subsidiaries, Buyer or the relevant Subsidiary shall waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Carlisle Meizhou Continuing Employees (except that, for insured benefit plans, any such waiver must be permitted under the terms of the insurance policy).

(c)                                  This Section 5.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and the other members of the Company Group, and nothing in this Section 5.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.04.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 5.04 shall not create any right in any Employee or any other Person to any continued employment with Carlisle Meizhou, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.05                            Director and Officer Indemnification and Insurance.

(a)                                 Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by Carlisle Meizhou now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Meizhou Closing Date, an officer or director of Carlisle Meizhou, as provided in the Organizational Documents of Carlisle Meizhou, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.05(a) of the Disclosure Schedule, shall survive the Meizhou Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)                                 The obligations of Buyer and Carlisle Meizhou under this Section 5.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.05 applies shall be third-party beneficiaries of this Section 5.05, each of whom may enforce the provisions of this Section 5.05).

(c)                                  In the event Buyer, Carlisle Meizhou or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, if by operation of Law the successor or assignee does not assume the obligations set forth in this Section 5.05, proper provision shall be made so that the successors and assigns of Buyer or Carlisle Meizhou, as the case may be, shall assume all of the obligations set forth in this Section 5.05.

Section 5.06                            Governmental Approvals and Other Third-Party Consents.

(a)                                 Meizhou Seller shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Section 5.04 of the MTA.

(b)                                 Meizhou Seller and Buyer shall cooperate to obtain an approval letter and an approval certificate issued by the MOC and a business license issued by the AIC as set forth in Section 5.11.  Without limiting the generality of each party’s undertaking pursuant to this Section 5.06, Buyer and Meizhou Seller shall cooperate in connection with any filing related to foregoing mentioned approval letter, approval certificate and business license.

(c)                                  The parties hereto agree that, in order to comply with customary procedures of the MOC, the Purchase and Sale Agreement substantially in the form attached hereto as Exhibit A (“Short Form Agreement”) shall be executed on the date hereof and submitted to the MOC, in lieu of this Agreement, as the instrument evidencing the agreement of the parties to this Agreement with respect to the purchase of the Meizhou Equity Interest; provided: (i) in no event shall the Short Form Agreement be deemed to govern the transactions contemplated hereby or create any rights or obligations in addition to those set forth herein, (ii) in the event of any inconsistency between the statements in the body of this Agreement and the Short Form Agreement, the statements in the body of this Agreement will control, and (iii) in no event shall the parties be obligated to close the Short Form Agreement unless and until the conditions contained in this agreement have been satisfied or waived.

Section 5.07                            Closing Conditions.  Except as otherwise set forth in Section 5.04 of the MTA and Section 5.11 hereof, from the date hereof until the Meizhou Closing, each party hereto shall, and Meizhou Seller shall cause Carlisle Meizhou to, use commercially reasonable best efforts to take such actions as are necessary to satisfy the closing conditions set forth in Article VI hereof on a timely basis.

Section 5.08                            Tax Matters.

(a)                                 Carlisle Meizhou shall comply with the Company’s obligations set forth in Section 5.07 of the MTA with respect to all applicable obligations relating to Carlisle Meizhou or the Business.  Buyer shall comply with Buyer’s covenants set forth in Section 5.07 of the MTA.

(b)                                 Additional Chinese Tax Covenants:

(i)                                     Prior to the Meizhou Closing, Meizhou Seller shall, and shall cause Carlisle Meizhou, the Company and the Company’s Affiliates involved in the Sale Transactions to comply with applicable PRC legal requirements for Tax purposes, including but not limited to requirements set forth in the PRC EIT Law, Circular 698 and Circular 3.

(ii)                                  With respect to the transfer of the Meizhou Equity Interests by Meizhou Seller to Buyer, Meizhou Seller shall and shall cause Carlisle Meizhou to complete all relevant file proceedings (including but not limited to filing this Agreement) with the competent PRC Taxing Authority in accordance with the PRC EIT Law, Circular 698, Circular 3 and other applicable PRC Law. Meizhou Seller shall pay the PRC enterprise income tax arising from the sale of the Meizhou Equity Interest to Buyer within the time period required by the competent PRC Tax Authority and obtain a tax payment receipt and a withholding tax payment declaration certificate from the competent PRC Tax Authority following the issuance date of Carlisle Meizhou’s new business license set forth in Section 5.11. The withholding tax paid for the transaction contemplated by this Agreement and evidenced by the tax payment receipt and the withholding tax payment declaration certificate shall be included in the Company Transaction Expenses. Meizhou Seller shall provide to Buyer the photocopies of the tax payment receipt and the withholding tax payment declaration certificate within the time period required by the competent PRC Tax Authority following the issuance date of Carlisle Meizhou’s new business license set forth in Section 5.11.

Section 5.09                            Public Announcements.  Carlisle Meizhou shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Section 5.08 of the MTA.

Section 5.10                            Exclusivity; Non-Competition and Non-Solicitation.  Meizhou Seller shall comply with the Company’s obligations set forth in Section 5.09, 5.10 and 5.13(b) of the MTA.

Section 5.11                            MOC Approval and AIC Re-registration.

(a)                                 Before the Meizhou Closing, as promptly as possible, each party hereto shall use its reasonable best efforts to cause directors of Carlisle Meizhou to: (i) pass all necessary resolutions to approve the amendments to the articles of association of Carlisle Meizhou, and (ii) to approve (A) that the sole Shareholder of Carlisle Meizhou is changed from Meizhou Seller to Buyer, and (B) the directors (including legal representative) and supervisors of Carlisle Meizhou are changed to Persons designated by Buyer (sub-items (A) and (B), collectively, the “Ownership Identification Changes”).

(b)                                 Before the Meizhou Closing, as promptly as possible, each party hereto, use its reasonable best efforts to cause Carlisle Meizhou to: (i) obtain an approval letter and an approval certificate issued by MOC approving (A) the transactions contemplated hereby and the Short Form Agreement, (B) the amendments to the articles of association of Carlisle Meizhou, and (C) the Ownership Identification Changes, without imposing any amendments to this Agreement or the amendments to the articles of association of Carlisle Meizhou or any conditions that are not acceptable to Buyer, and (ii) effect the re-registration of Carlisle Meizhou with the AIC and obtain a new business license without imposing any conditions that are not acceptable to Buyer in accordance with the foregoing mentioned approval letter and approval certificate issued by MOC and reflecting the Ownership Identification Changes.

Section 5.12                            Further Assurances.  Following the Meizhou Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.13                            Updates to the Disclosure Schedule.  Meizhou Seller shall comply with the Company’s obligations set forth in Section 5.14 of the MTA.

Section 5.14                            Insurance Matters.

(a)                                 Prior to the date hereof, the Company and its Affiliates have maintained insurance coverage for products liability, general liability and automobile liability provided by third-party insurers (including stop loss, excess liability and umbrella coverage) for certain liabilities of Carlisle Meizhou relating to products claims, general claims typically insured by a general liability policy and automobile related claims (the “Existing Liabilities”) arising out of occurrences on or prior to the Meizhou Closing Date (the “Insurance Coverage”).  Meizhou Seller agrees to take such action as may be reasonably necessary to maintain the Insurance Coverage after the Meizhou Closing Date for the benefit of Buyer and not to voluntarily relinquish or terminate such Insurance Coverage.  In addition, Meizhou Seller agrees to cause the Company to name Buyer as an additional insured under all such Insurance Coverage (other than with respect to the automobile liability policy) effective on the Meizhou Closing Date with respect to acts, omissions, occurrences, facts, or circumstances existing or occurring on or prior to the Meizhou Closing Date.  Meizhou Seller agrees to cause the Company to require its insurer to provide Buyer with a certificate of insurance evidencing such coverage and thirty (30) days’ notice of material change, cancellation, or non-renewal.  To the extent that any claim with respect to any such Existing Liabilities that arises out of any act, omission, occurrence, fact or circumstance existing or occurring on or prior to the Meizhou Closing Date is made against Buyer and the Insurance Coverage by its terms applies to such claim (any such claim, an “Insurance Coverage Claim”), upon Buyer’s request, Meizhou Seller shall cause the Company to submit such Insurance Coverage Claim upon becoming aware thereof to the insurer under the applicable insurance policy for potential payment and shall use commercially reasonable best efforts to obtain the maximum recovery from the provider of the related Insurance Coverage.  Buyer shall reimburse the Company for any applicable out-of-pocket administrative and processing fees or other costs and expenses imposed by the insurer and paid by the Company specifically relating to the submitted Insurance Coverage Claims and the processing thereof.  In addition, Meizhou Seller agrees to and shall cause the Company to cooperate with Buyer to make the benefits of the Insurance Coverage available to Buyer (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the Meizhou Closing Date, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Meizhou Closing Date.  In the event that (i) the Company or any of its Affiliates receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims thereunder and (ii) such claim has been paid by Buyer, Seller agrees to cause the Company to promptly pay or reimburse Buyer with respect to the amount so paid by Buyer in accordance with this Section 5.14.

(b)                                 With respect to Buyer’s obligation to reimburse the Company for any amounts described in this Section 5.14 (the “Reimbursed Amounts”), Meizhou Seller and Buyer agree that (i) Meizhou Seller shall cause the Company to invoice Buyer on a monthly basis for all Reimbursed Amounts paid or incurred by the Company with appropriate supporting details and (ii) Buyer agrees to pay the amount reflected on such invoices as promptly as practicable and in any event within fifteen (15) days of receipt of any such invoice with appropriate supporting details.

(c)                                  In the event that Buyer or any or its Affiliates or Representatives takes or fails to take any action which results in the Insurance Coverage not being available for any reason with respect to any Insurance Coverage Claim, Meizhou Seller shall cause the Company to notify Buyer in writing as to what action or failure of action caused a suspension of coverage.  Buyer shall have thirty (30) days within which to remedy such action or failure of action.  If no remedy has been effected at the end of such thirty (30) day period, then the obligations of Meizhou Seller and the Company pursuant to this Section 5.14 with respect to any such Insurance Coverage Claim shall terminate and be of no further force and effect.

(d)                                 Buyer expressly acknowledges and agrees that (i) in no event shall Meizhou Seller or the Company be required to pay, or be held responsible for, any self-insured retention amounts or deductibles payable with respect to any Insurance Coverage Claim and (ii) Buyer shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Coverage Claim.

(e)                                  Buyer acknowledges that effective as of the Meizhou Closing Date, the Company intends to remove Carlisle Meizhou and its portion of the Transportation Products Business from the Insurance Coverage to the extent that the Insurance Coverage relates to any occurrences arising at any time after the Meizhou Closing Date.  Accordingly, Buyer acknowledges that no Insurance Coverage shall be available to Buyer with respect to any injury, loss or damage that Buyer or any third party may suffer as a result of any act, omission, occurrence, fact or circumstance occurring with respect to any period after the Meizhou Closing Date.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01                            Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Meizhou Closing, of each of the following conditions:

(a)                                 All conditions set forth in Section 6.01 of the MTA shall have been satisfied.

(b)                                 The parties shall have received an approval letter and an approval certificate issued by the MOC in relation to the transaction contemplated by the Agreement approving the matters described in the Ownership Identification Changes.

(c)                                  The parties shall have received a new business license without imposing any conditions that are not acceptable to Buyer in accordance with the foregoing mentioned approval letter and approval certificate issued by MOC in subparagraph (b) and reflecting the Ownership Identification Changes.

(d)                                 Meizhou Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Meizhou Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02                            Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Meizhou Closing, of each of the following conditions:

(a)                                 The representations and warranties of Meizhou Seller contained in Article III shall be true and correct in all material respects as of the Meizhou Closing Date with the same effect as though made at and as of such date, except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, (ii) representations and warranties that have qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects and (iii) the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a) and Section 3.22 shall be true and correct in all respects.

(b)                                 Meizhou Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Meizhou Closing Date.

(c)                                  Buyer shall have received a certificate, dated as of the Meizhou Closing Date and signed by a duly authorized officer of Meizhou Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d)                                 From and after the date of this Agreement to the Meizhou Closing Date, there shall have not been a Material Adverse Effect.

(e)                                  All closing conditions contained in the MTA to which Buyer’s obligations to consummate the transactions contemplated thereunder are subject shall be satisfied.

Section 6.03                            Conditions to Obligations of Meizhou Seller.  The obligations of Meizhou Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Meizhou Seller’s waiver, at or prior to the Meizhou Closing, of each of the following conditions:

(a)                                 The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects as of the Meizhou Closing Date with the same effect as though made at and as of such date, except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, (ii) representations and warranties that have qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects and (iii) the representations and warranties contained in Section 4.01 and Section 4.02(a) shall be true and correct in all respects.

(b)                                 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Meizhou Closing Date; provided that Buyer shall have complied in all respects with its obligations under Section 2.03(b)(i).

(c)                                  All closing conditions contained in the MTA to which the Company’s obligations to consummate the transactions contemplated thereunder are subject shall be satisfied.

(d)                                 Meizhou Seller shall have received a certificate, dated the Meizhou Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04                            Frustration of Closing Conditions.  Neither Buyer nor Meizhou Seller may, for the purposes terminating this Agreement pursuant to Article VIII hereof, rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of its covenants to cause the Meizhou Closing to occur required by Section 5.06 and Section 5.07.

ARTICLE VII
INDEMNIFICATION

Section 7.01                            Sole and Exclusive Remedy.  Meizhou Seller shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Article VII of the MTA (subject to the terms and conditions thereof, including Section 7.04 of the MTA). Subject to Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII of the MTA.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII of the MTA.  Nothing in this Section 7.01 shall limit any Person’s right to seek and obtain any equitable relief to which any such Person shall be entitled pursuant to Section 9.11 or to seek any remedy on account of allegations of fraud by any Person in connection with the transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION

Section 8.01                            Termination.  This Agreement shall be terminated at any time prior to the Meizhou Closing in the event the MTA is terminated in accordance with Article VIII thereof.  This Agreement may be terminated by either party hereto at any time prior to the Meizhou Closing, by giving written notice of such termination to the other party if there has been a breach of any representation, warranty or covenant made by such other party in this Agreement (a) such that (i) with respect to a breach by Meizhou Seller, the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied if it remained uncured, and (ii) with respect to Buyer, the conditions set forth in Section 6.03(a) and Section 6.03(b) would not be satisfied if it remained uncured, and (b) if such breach is curable, which is not cured within 20 days after the giving of written notice thereof; provided, however, that the party giving notice is not, itself, in material breach of its representations, warranties or covenants under this Agreement.

Section 8.02                            Effect of Termination.  Any termination of this Agreement pursuant to Section 8.01 shall be effective immediately as of termination of the MTA in accordance with its terms or upon notice to Meizhou Seller, as applicable.  In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                                 as set forth in this Article VIII, Section 5.09, and Article IX hereof; and

(b)                                 that nothing herein shall relieve any party hereto from liability for fraud or willful and material breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS

Section 9.01                            Expenses.  All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants shall be paid in accordance with Section 9.01 of the MTA.

Section 9.02                            Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be given and effective in accordance with Section 9.02 of the MTA.  All notices to be delivered by or to Meizhou Seller hereunder shall be effective if given by or to the Company in accordance with Section 9.02 of the MTA.

Section 9.03                            Interpretation.  For purposes of this Agreement:  (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as in effect as of the date hereof, and any regulations promulgated thereunder.  References herein to “$” shall mean U.S. Dollars.  References made to Meizhou Seller complying with the obligations under the MTA shall mean that Meizhou Seller shall comply with the Company’s obligations under the MTA (including by causing its Subsidiaries to comply with such obligations) as if it were a party thereto, including obligations relating to Meizhou Seller as a member of the Company Group.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  Any reference to documents or materials having been “provided to” or “made available to” (or words of similar import) Buyer by Meizhou Seller shall be satisfied by the inclusion of such materials in the Data Room made accessible to Buyer in connection with the negotiation of this Agreement at least two (2) Business Days prior to the date hereof.  The inclusion of any matter disclosed in any section of the Disclosure Schedule to this Agreement shall be deemed to be disclosed with respect to each other representation and warranty to which it relates without the necessity of repetitive disclosure or cross-reference, so long as such disclosed matter provides a reasonable indication that the matter applies to another section of the Disclosure Schedule. Inclusion of a matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by Meizhou Seller, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement or of any obligation or liability to any third party.

Section 9.04                            Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05                            Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06                            Entire Agreement.  This Agreement and the Exhibits, the Schedules and the Disclosure Schedule hereto, together with the MTA and the Transaction Documents, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the provisions of this Agreement, the Exhibits, the Schedules, the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the Short Form Agreement and the MTA, the provisions of the MTA will control.

Section 9.07                            Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Buyer may assign any of its rights under this Agreement to any of its Affiliates (so long as the Buyer remains obligated hereunder) or to its lenders as collateral security or any acquirer of the Business without the consent of any other Parties hereto.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08                            No Third-Party Beneficiaries.  Except as provided in Section 5.05, this Agreement is for the sole benefit of the parties hereto and the members of the Company Group and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09                            Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by either party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10                            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement and the transactions contemplated hereby and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of PRC without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdiction other than those of the PRC.

(b)                                 Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) as in force when the Notice of Arbitration is submitted in accordance with the said HKIAC Rules. The IBA Rules on the Taking of Evidence in International Commercial Arbitration (2010)  (the “IBA Rules”) shall apply together with the HKIAC Rules, provided that in the event of any inconsistence the IBA Rules shall prevail, but solely as regards the presentation and reception of evidence. The number of arbitrators shall be determined by the HKIAC Council in accordance with the provisions of the HKIAC Rules.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO AND THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11                            Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that Meizhou Seller shall not be entitled to seek specific performance of the obligations of Buyer to consummate the transactions contemplated by this Agreement and the only remedy of Meizhou

Seller for any such failure shall be the right to bring an action for payment of the Termination Fee.

Section 9.12                            Counterparts; Delivery by Fax or E-Mail Attachment.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement, and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARLISLE ASIA PACIFIC LIMITED

By
Name:
Title:

CTP TRANSPORTATION PRODUCTS, LLC

By
Name:
Title:

[Signature Page to Meizhou EPA]